N E W S R E L E A S E

(For Immediate Release)

Sir Andrew Witty to Take Leave of Absence from UnitedHealth Group to Co-Lead World Health Organization Efforts to Accelerate a COVID-19 Vaccine

MINNETONKA, Minn. (April 15, 2020) - UnitedHealth Group (NYSE: UNH) announced that Sir Andrew Witty, president of UnitedHealth Group and CEO of Optum, has been asked to co-lead a global effort of the World Health Organization (WHO), in partnership with key stakeholders, to accelerate the development of a COVID-19 vaccine. Witty will be on a leave of absence from UnitedHealth Group while leading the initiative and will return to the company at approximately year end.

“Andrew brings the perfect combination of deep global health expertise, innovation and operating skills and, above all, a passion for, and considerable success in, developing vaccines to drive this critical effort,” said David S. Wichmann, chief executive officer of UnitedHealth Group. “The pride we take in Andrew’s willingness to serve during this global health crisis is exceeded only by our confidence in his ability to support the global vaccine development effort as quickly and effectively as possible.”

"I am deeply honored to help lead this mission to seek a COVID-19 vaccine and am confident the people of Optum will remain relentless in their work to help their customers, communities and each other each day. I look forward to rejoining them on the other side of this crisis to continue helping make the health system work better for everyone," said Witty. Witty’s appointment to the position with WHO is effective April 20. During Witty’s temporary assignment, Wichmann will oversee Optum.

Witty was a member of the UnitedHealth Group Board of Directors from August 2017 until March 2018, when he became CEO of Optum. He was named president of UnitedHealth Group in November 2019. Witty served as CEO and a director of GSK from 2008 until 2017, having joined the company in 1985. While CEO of GSK, he gained global recognition for his efforts to develop and expand access to critically needed vaccines.

About UnitedHealth Group
UnitedHealth Group (NYSE: UNH) is a diversified health care company dedicated to helping people live healthier lives and helping make the health system work better for everyone. UnitedHealth Group offers a broad spectrum of products and services through two distinct platforms: UnitedHealthcare, which provides health care coverage and benefits services; and Optum, which provides information and technology-enabled health services. For more information, visit UnitedHealth Group at www.unitedhealthgroup.com or follow @UnitedHealthGrp on Twitter.
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